SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: November 25, 2008
(Date of earliest event reported: November 23, 2008)

OMRIX BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-51905 (Commission File No.)	52-2147005 (IRS Employer Identification No.)

1120 Avenue of the Americas
New York, New York (Address of principal executive offices)	10036 (Zip Code)
(212) 887-6509
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01 Entry into a Material Definitive Agreement.
Merger Agreement
     On November 23, 2008, Omrix Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Johnson & Johnson, a New Jersey corporation (“Parent”), and Binder Merger Sub, Inc., a Delaware corporation (“Purchaser”). Pursuant to the terms of the Merger Agreement, (i) Purchaser will commence a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the “Shares”), at a price per share equal to $25.00, net in cash without interest, less any required withholding taxes (the “Offer Price”), and (ii) following the consummation of the Offer, Purchaser will merge with and into the Company (the “Merger”), pursuant to which the Shares, other than Shares held by the Company, Parent or Purchaser, shall be cancelled and shall be converted automatically into the right to receive the Offer Price.
     The Merger Agreement provides for the commencement of the Offer as promptly as practicable after the date of the Merger Agreement (but in no event later than the fifth business day from and including the date of initial public announcement of the Merger Agreement), and the Offer will remain open for at least 20 business days. The obligation to accept for payment and pay for the Shares tendered in the Offer is subject to certain conditions, including, among other things: (1) the tender of a majority of the total number of outstanding Shares, on a fully diluted basis, (2) the approval under the Restrictive Trade Practices Law 5748-1988 of Israel and the regulations promulgated thereunder for the purchase of Shares pursuant to the Offer and for the consummation of the Merger or the expiration or termination prior to the expiration of the Offer of the relevant waiting period (including any extension thereof, the consent of the parties to the Merger Agreement, or otherwise) thereunder, (3) the approval of the Investment Center of Israel under the Law for the Encouragement of Capital Investment for the purchase of Shares pursuant to the Offer and for the consummation of the Merger, and (4) if required by applicable law, the approval of the Office of the Chief Scientist in the Israeli Ministry of Industry, Trade & Labor for the purchase of Shares pursuant to the Offer and for the consummation of the Merger.
     In the Merger Agreement, the Company granted to Parent and Purchaser an irrevocable option (the “Top-up Option”) to purchase, at a per Share price equal to the Offer Price, newly issued Shares in an amount up to that number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by Parent, Purchaser or their affiliates at the time of exercise of the Top-Up Option, will constitute one Share more than 90% of the total Shares outstanding on a fully diluted basis.
     A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.
Tender and Support Agreement
     Concurrently with the execution of the Merger Agreement, Robert Taub, the Company’s Chief Executive Officer, and two entities that are controlled by him entered into a Tender and Support Agreement with Parent and Purchaser under which they, among other things, (i) agreed to tender all of their Subject Shares (as defined below) pursuant to the Offer, which is approximately 16% of the outstanding Shares, (ii) agreed to vote the Subject Shares favor of adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement (and in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement) and against any other agreement or arrangement related to another proposal to acquire the Company and any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company, and (iii) agreed not to exercise any appraisal rights in respect to the Subject Shares which may arise in connection with the Merger. The “Subject Shares” are all Shares beneficially owned by Mr. Taub and such entities apart from Shares issuable upon exercise of options and restricted Shares but only to the extent such Shares remain unvested, unexercised or restricted. The Tender and Support Agreement would terminate in the event that the Merger Agreement were to be terminated in accordance with its terms and Mr. Taub and such entities would no longer be obligated to tender their Shares if the Offer Price were to be reduced.
     A copy of the Tender and Support Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the Tender and Support Agreement is qualified in its entirety by reference to the full text of the Tender and Support Agreement.
Taub Employment Agreement Amendment
     Robert Taub has entered into a letter agreement with Parent and the Company, which provides that his employment will terminate upon the filing of the Certificate of Merger unless otherwise agreed in writing (the “Effective Time”). Mr. Taub’s employment agreement will also terminate at the Effective Time, except as described below. In consideration for the execution and non-revocation of a release in favor of the Company, Mr. Taub will be entitled to a lump sum cash payment equal to a pro rata portion of the annual bonus awarded to Mr. Taub in respect of the previous year, plus two years’ salary. In addition, Mr. Taub will receive health insurance coverage for one year from his current health insurance company, provided that the premium for the coverage is not materially greater than the premium he paid in 2008. In connection with termination of his employment, the Company will also deliver to Mr. Taub a release in his favor, as provided in his current employment agreement. Mr. Taub will continue to be subject to the Employee Confidentiality, Inventions, Non-Solicitation and Non-Competition Agreement with the Company, dated as of January 13, 2005, and will continue to be subject to the non-competition and non-solicitation provisions of his current employment agreement for three years following termination of employment (rather than one year as provided in Mr. Taub’s current employment agreement with the Company). The Board of Directors of the Company approved the reimbursement to Mr. Taub for attorney’s fees incurred by Mr. Taub in the negotiation and execution of the letter agreement with Parent, up to a maximum of $5,000.
          On November 23, 2008, the Company granted to Mr. Taub 40,000 restricted Shares, which are subject to forfeiture if the Merger Agreement is terminated prior to completion of the Merger. These Shares will vest in full upon completion of the Merger, and will be treated like other Shares in the Merger. Mr. Taub is entitled to a gross-up payment in the event that any payment or benefit provided to him is subject to excise tax under the “golden parachute” rules under the Internal Revenue Code. Payment of severance benefits to Mr. Taub will be delayed by six months to the extent necessary to comply with Section 409A of the Code.
     A copy of the Taub Employment Agreement is attached hereto as Exhibit 10.2 and incorporated herein by reference. The foregoing description of the Taub Employment Agreement is qualified in its entirety by reference to the full text of the Taub Employment Agreement.

     Mashiach Retention Agreement
     Concurrently with the execution of the Merger Agreement, Nissim Mashiach, the Company’s Chief Operating Officer, entered into an agreement to continue his employment with the Company following the closing of the Merger. Under this agreement, in exchange for Mr. Mashiach limiting his right under the employment agreement to terminate his employment for good reason upon the closing of the Merger, he is entitled to the payment of a retention bonus in the form of a lump-sum amount equal to 12 months base salary, provided he remains an active, full-time employee of the Company of Parent for a period of 12 months following the closing of the Merger. Mr. Mishiach is only entitled to severance payments in the event he is terminated by the Company without cause within 12 months after the occurrence of the Closing.
      The Board of Directors of the Company approved the reimbursement to Mr. Mishiach for attorney’s fees incurred by Mr. Mishiach in the negotiation and execution of the agreement with Parent, up to a maximum of $5,000.
     A copy of the Mashiach Retention Agreement is attached hereto as Exhibit 10.3 and incorporated herein by reference. The foregoing description of the Mashiach Retention Agreement is qualified in its entirety by reference to the full text of the Mashiach Retention Agreement.
ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     See the descriptions of the “Taub Employment Agreement Amendment” and “Mashiach Retention Agreement” under Item 1.01 above.
ITEM 8.01. Other Events.
     On November 24, 2008, the Company and Parent issued a joint press release regarding the execution of the Merger Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated in this report by reference.
ITEM 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, by and among Omrix Biopharmaceuticals, Inc., Johnson & Johnson and Binder Merger Sub, Inc., dated as of November 23, 2008

10.1	Tender and Support Agreement, by and among Johnson & Johnson, Binder Merger Sub, Inc. Robert Taub, TINV SA and MINV SA, dated as of November 23, 2008

10.2	Amended and Restated Employment Agreement among Robert Taub, Omrix Biopharmaceuticals, Inc. and Johnson & Johnson, dated as of November 21, 2008

10.3	Retention Agreement by and among Nissim Mashiach, Omrix Biopharmaceuticals, Inc. and Johnson & Johnson, dated as of November 20, 2008

99.1	Press Release, issued by Johnson & Johnson and Omrix Biopharmaceuticals, Inc., dated November 24, 2008

Important Information
The tender offer described herein has not commenced. This announcement and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Omrix Biopharmaceuticals, Inc. At the time the tender offer is commenced, a wholly owned subsidiary of Johnson & Johnson intends to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and Omrix Biopharmaceuticals, Inc. intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Johnson & Johnson’s wholly-owned subsidiary and Omrix Biopharmaceuticals, Inc. intend to mail documents to the stockholders of Omrix Biopharmaceuticals, Inc. These documents will contain important information about the tender offer that should be read carefully before any decision is made with respect to the tender offer.
Stockholders of Omrix Biopharmaceuticals, Inc. will be able to obtain a free copy of these documents (when they become available) and other documents filed by Omrix Biopharmaceuticals, Inc. or Johnson & Johnson with the Securities and Exchange Commission (the “SEC”) at the website maintained by the SEC at www.sec.gov.
In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from Omrix Biopharmaceuticals, Inc. by contacting Omrix Biopharmaceuticals, Inc. at 1120 Avenue of the Americas, Fourth Floor
New York, New York 10036 attention: Investor Relations.
Cautionary statement regarding forward-looking statements
The above portion of this Report contains certain brief forward-looking statements concerning Omrix Biopharmaceuticals, Inc.’s operations and performance.
Omrix Biopharmaceuticals, Inc. cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond Omrix Biopharmaceuticals, Inc.’s control. Accordingly, Omrix Biopharmaceuticals, Inc.’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect Omrix Biopharmaceuticals, Inc.’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this Report or otherwise made by management: threats of terrorism; war risk; shifts in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; variations in weather patterns; fluctuations in consumer acceptance of Omrix Biopharmaceuticals, Inc.’s products; changes in the ability to develop new products; lease expirations; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of Omrix Biopharmaceuticals, Inc.’s manufacturers to deliver products in a timely manner; political instability and other risks associated with foreign sources of production; increases in fuel costs; the timing and completion of an all cash tender offer for the outstanding shares of Omrix Biopharmaceuticals, Inc.; the ability to complete the tender offer and subsequent merger on the terms contemplated; and the anticipated impact of the acquisition on Omrix Biopharmaceuticals, Inc.’s operations and financial results.

The reports filed by Omrix Biopharmaceuticals, Inc. with the SEC, including Omrix Biopharmaceuticals, Inc.’s report on Form 10-Q for the fiscal quarter ended June 30, 2008, Omrix Biopharmaceuticals, Inc.’s report on Form 10-Q for the fiscal quarter ended December 30, 2008 and Omrix Biopharmaceuticals, Inc.’s report on Form 10-K for the fiscal year ended December 31, 2008 contain additional information on these and other factors that could affect Omrix Biopharmaceuticals, Inc.’s operations and performance.
Omrix Biopharmaceuticals, Inc. does not intend to update the forward-looking statements contained in the above portion of this Report, which should not be relied upon as current after today’s date.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omrix Biopharmaceuticals, Inc.
Date: November 25, 2008	By:	/s/ Nanci Prado
		Name:	Nanci Prado
		Title:	Vice President and General Counsel